Form 10-K, Exhibit 13
period 1998-12-31
COMMUNITY CAPITAL CORP /SC/
filed 1999-03-31
CIK 832847

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          COMMUNITY CAPITAL CORPORATION



Report of Independent Accountants............................................F-2

Consolidated Balance Sheets at December 31, 1998 and 1997....................F-3

Consolidated Statements of Operations for the Years Ended December 31, 1998,
 1997 and 1996...............................................................F-4

Consolidated  Statements of  Comprehensive  Income for the Years ended
 December 31, 1998, 1997 and 1996............................................F-5

Consolidated  Statements of Changes in  Shareholders'  Equity for the
 Years ended December 31, 1998, 1997 and 1996................................F-6

Consolidated Statements of Cash Flows for the Years Ended December
 31, 1998, 1997 and 1996.....................................................F-7

Notes to Consolidated Financial Statements...................................F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Community Capital Corporation
Greenwood, South Carolina


We have audited the accompanying consolidated balance sheets of Community Capital Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Capital Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Tourville, Simpson & Henderson, L.L.P.
---------------------------------------------
Tourville, Simpson & Henderson, L.L.P.
Columbia, South Carolina
January 20, 1999
(except for Note 16, as to which
the date is January 27, 1999)

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

ASSETS                                                                            December 31,
                                                                                  ------------
                                                                               1998          1997
                                                                               ----          ----
Cash and cash equivalents:
  Cash and due from banks                                                  $     8,354    $     7,347
  Interest-bearing deposit accounts                                                693            415
  Federal funds sold                                                             1,280            350
                                                                           -----------    -----------
        Total cash and cash equivalents                                         10,327          8,112
                                                                           -----------    -----------

Securities:
  Available for sale                                                           115,222         73,581
  Held to maturity (market value at December 31, 1998
    and 1997 was $650 and $675, respectively)                                      650            675
  Nonmarketable equity securities                                                4,823          3,224
                                                                           -----------    -----------
        Total securities                                                       120,695         77,480
                                                                           -----------    -----------

Loans receivable                                                               172,545        149,127
  Less allowance for loan losses                                                (2,399)        (1,531)
                                                                           -----------    ------------
    Loans, net                                                                 170,146        147,596
                                                                           -----------    -----------

Premises and equipment, net                                                      8,907          8,293
Accrued interest receivable                                                      2,553          2,381
Intangible assets                                                                5,557          3,119
Other assets                                                                     2,846          1,880
                                                                           -----------    -----------

        Total assets                                                       $   321,031    $   248,861
                                                                           ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Non-interest bearing                                                     $    23,491    $    19,460
  Interest bearing                                                             236,629        167,401
                                                                           -----------    -----------
        Total deposits                                                         260,120        186,861

Federal funds purchased and securities sold under agreements
 to repurchase                                                                  11,802         11,943
Advances from the Federal Home Loan Bank                                         9,434         16,350
Long-term debt                                                                   2,925              -
Accrued interest payable                                                         1,661          1,351
Other liabilities                                                                1,659            428
                                                                           -----------    -----------
        Total liabilities                                                      287,601        216,933
                                                                           -----------    -----------

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares authorized; 3,092,268 and
  2,905,303 shares issued and outstanding at
  December 31, 1998 and 1997, respectively                                       3,092          2,905
Capital surplus                                                                 29,598         27,492
Accumulated other comprehensive income                                             732            467
Retained earnings                                                                    8          1,064
                                                                           -----------    -----------
        Total shareholders' equity                                              33,430         31,928
                                                                           -----------    -----------

        Total liabilities and shareholders' equity                         $   321,031    $   248,861
                                                                           ===========    ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except for per share data)

                                                                      Year ended December 31,
                                                                      -----------------------
                                                                1998           1997           1996
                                                                ----           ----           ----

INTEREST INCOME:
  Loans, including fees                                     $    14,942    $    10,604    $     6,622
  Securities, taxable                                             4,798          3,026          1,112
  Securities, nontaxable                                            751            441            290
  Dividends                                                         216            133             87
  Federal funds sold and other                                      336            239             90
                                                            -----------    -----------    -----------
       Total interest income                                     21,043         14,443          8,201
                                                            -----------    -----------    -----------

INTEREST EXPENSE:
  Deposits                                                       10,128          6,325          3,425
  Advances from the Federal Home Loan Bank                          760            529            298
  Federal funds purchased and securities sold under
    agreements to repurchase                                        227            318            283
  Long term debt                                                     83              -              -
                                                            -----------    -----------    -----------
        Total interest expense                                   11,198          7,172          4,006
                                                            -----------    -----------    -----------

NET INTEREST INCOME                                               9,845          7,271          4,195
Loan loss provision                                               1,836            608            187
                                                            -----------    -----------    -----------
NET INTEREST INCOME AFTER LOAN LOSS PROVISION                     8,009          6,663          4,008
                                                            -----------    -----------    -----------

OTHER INCOME:
  Service charges on deposit accounts                             1,260            842            515
  Gain (loss) on sales of securities available for sale             220             (1)            17
  Residential mortgage origination fees                             613            271            207
  Commissions from sales of mutual funds                            104             54            132
  Income from fiduciary activities                                  133             37             34
  Other income                                                      687            368            234
                                                            -----------    -----------    -----------
        Total other income                                        3,017          1,571          1,139
                                                            -----------    -----------    -----------

OTHER EXPENSE:
  Salaries and employee benefits                                  4,688          3,329          1,960
  Net occupancy expense                                             703            479            287
  Amortization of intangible assets                                 443            246             14
  Furniture and equipment expense                                 1,129            771            305
  Other operating expense                                         3,265          2,423          1,575
                                                            -----------    -----------    -----------
        Total other expense                                      10,228          7,248          4,141
                                                            -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                          798            986          1,006

Income tax provision                                                 34            220            300
                                                            -----------    -----------    -----------

NET INCOME                                                  $       764    $       766    $       706
                                                            ===========    ===========    ===========


BASIC EARNINGS PER SHARE                                    $      0.25    $      0.27    $      0.55

DILUTED EARNINGS PER SHARE                                         0.24           0.26           0.52



    The accompanying notes are an integral part of the consolidated financial statements.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                                     Year ended December 31,
                                                                     -----------------------
                                                               1998            1997          1996
                                                               ----            ----          ----

NET INCOME                                                  $       764    $       766    $       706
                                                            -----------    -----------    -----------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities
    during the period                                              410            431           (132)
  Less: reclassification adjustment for gains included
    in net income                                                 (145)              1           (11)
                                                            ----------     -----------    ----------
  Other comprehensive income (loss)                                265             432          (143)
                                                            ----------     -----------    ----------
COMPREHENSIVE INCOME                                        $    1,029     $     1,198    $       563
                                                            ==========     ===========    ===========



    The accompanying notes are an integral part of the consolidated financial statements.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                  Accumulated
                                 Common Stock                        Other
                               ------------------     Capital    Comprehensive   Retained
                               Shares       Amount    Surplus       Income       Earnings   Total
                               ------       ------    -------       ------       --------   -----

DECEMBER 31, 1995              1,153,060  $    1,153  $   11,254   $      178  $      347 $    12,932
Stock options exercised            8,558           9          60            -           -          69
5% stock dividend                 57,491          57         690            -        (755)         (8)
Other comprehensive
  income                               -           -           -         (143)          -        (143)
Net income                             -           -           -            -         706         706
                               ---------  ----------  ----------   ----------  ---------- -----------

DECEMBER 31, 1996              1,219,109       1,219      12,004           35         298      13,556
Net proceeds of stock
   offering                    1,665,000       1,665      15,281            -           -      16,946
Sales of stock to ESOP            14,519          14         166            -           -         180
Stock options exercised            6,675           7          41            -           -          48
Other comprehensive
  income                               -           -           -          432           -         432
Net income                             -           -           -            -         766         766
                               ---------  ----------  ----------   ----------  ---------- -----------

DECEMBER 31, 1997              2,905,303       2,905      27,492          467       1,064      31,928
Sales of stock to ESOP            18,425          18         243            -           -         261
Stock options exercised           21,914          22         195            -           -         217
5% stock dividend                146,626         147       1,668            -      (1,820)         (5)
Other comprehensive
  income                               -           -           -          265           -         265
Net income                             -           -           -            -         764         764
                               ---------  ----------  ----------   ----------  ---------- -----------
DECEMBER 31, 1998              3,092,268  $    3,092  $   29,598   $      732  $        8 $    33,430
                               =========  ==========  ==========   ==========  ========== ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)



                                                                   Year ended December 31,
                                                                   -----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                        1998             1997          1996
                                                             ----             ----          ----
  Net income                                               $       764    $        766   $        706
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                1,519           1,092            460
    Provision for loan losses                                    1,836             608            187
    Deferred income tax benefit                                   (324)            (93)           (56)
    Amortization less accretion on securities                       54              31             51
    Amortization of deferred loan fees and costs, net              397             216            134
    (Gain) loss on sale of securities available for sale          (220)              1            (17)
    Proceeds from sales of residential mortgages                23,262           9,810          8,768
    Disbursements for residential mortgages held for sale      (22,155)        (10,022)        (8,684)
    Increase in interest receivable                               (156)         (1,096)          (172)
    Increase (decrease) in interest payable                        (36)            431              9
    (Gain)loss on disposal of premises and equipment                21              (6)            32
    Gain on sale of branch                                        (130)              -              -
    Increase in other assets                                      (299)            (87)          (333)
    Increase in other liabilities                                  521              18            105
                                                           -----------    ------------   ------------
     Net cash provided by operating activities                   5,054           1,669          1,190
                                                           -----------    ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans made to customers                      (23,752)        (55,759)       (17,581)
  Proceeds from sales of securities available for sale          36,726           3,996          4,512
  Proceeds from maturities of securities available for sale     34,866          10,588          3,603
  Purchases of securities available for sale                  (112,665)        (64,267)        (9,205)
  Proceeds from maturities of securities held to maturity           25               -              -
  Purchases of securities held to maturity                           -            (675)             -
  Purchases of nonmarketable equity securities                  (1,599)         (1,025)          (947)
  Purchases of premises and equipment                           (1,743)         (3,030)        (1,713)
  Proceeds from disposals of premises and equipment                814              26            309
  Acquisition of branches                                       38,423          35,761              -
  Net cash outflow from sale of branch                          (2,049)              -              -
                                                           -----------    ------------   ------------
     Net cash used by investing activities                     (30,954)        (74,385)       (21,022)
                                                           -----------    ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand and savings deposits                   27,664          18,372          8,343
  Net increase in certificates of deposit                        4,110          24,034          8,381
  Proceeds from advances from the Federal Home Loan Bank         8,049          18,100            700
  Repayments of advances from the Federal Home Loan Bank       (14,965)         (6,639)        (2,054)
  Proceeds from advances from long-term debt                     3,425               -              -
  Repayments of advances from long-term debt                      (500)              -              -
  Proceeds from issuance of common stock                             -          16,946              -
  Proceeds from exercise of stock options                          217              48             69
  Proceeds from stock sales to employee benefit plan               261             180              -
  Net increase (decrease) in federal funds purchased and
     securities sold under repurchase agreements                  (141)          5,160          3,749
  Cash paid in lieu of fractional shares                            (5)              -             (8)
                                                           -----------    ------------   ------------
     Net cash provided by financing activities                  28,115          76,201         19,180
                                                           -----------    ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             2,215           3,485           (652)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     8,112           4,627          5,279
                                                           -----------    ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                     $    10,327    $      8,112   $      4,627
                                                           ===========    ============   ============

    The accompanying notes are an integral part of the consolidated financial statements.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION - The accompanying consolidated financial statements include the accounts of Community Capital Corporation (the "Company"), and its wholly-owned subsidiaries, Greenwood Bank & Trust (the "Greenwood Bank"), Clemson Bank & Trust (the "Clemson Bank"), Bank of Barnwell County (the "Barnwell Bank"), TheBank (formerly The Bank of Belton, the "Belton Bank"), and The Bank of Newberry County (the "Newberry Bank"), collectively referred to as the "Banks", and Community Trust Company. The Barnwell Bank, the Belton Bank, and the Newberry Bank (the "New Banks") were acquired and opened as subsidiaries by the Company in February, March, and July 1997, respectively. The Clemson Bank commenced operations in June 1995. These acquisitions were accounted for as purchases and are reflected in the Company's financial position and results of operations from the dates of acquisition.

The Company and its subsidiaries provide a full range of financial services in their respective communities and geographic markets in South Carolina including accepting deposits, IRA plans, selling mutual funds, trust services, origination of home mortgage loans, and secured and unsecured loans for small businesses and individuals.

The accounting and reporting policies of the Company reflect industry practices and conform to generally accepted accounting principles in all material respects. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES - In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, the carrying amount of real estate acquired in connection with foreclosures or in satisfaction of loans, and the assumptions used in computing the fair value of stock options granted and the pro forma disclosures required by Statement of Financial Accounting Standards
(SFAS) No. 123. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for losses on loans and foreclosed real estate. Such agencies may require the Banks to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SECURITIES AVAILABLE FOR SALE - Securities available for sale by the Company are carried at amortized cost and adjusted to estimated market value by recording the aggregate unrealized gain or loss in a valuation account. Management does not actively trade securities classified as available for sale. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. Generally, amortization of premiums and accretion of discounts are charged or credited to earnings on a straight-line basis over the life of the securities. The adjusted cost basis of securities available for sale is determined by specific identification and is used in computing the gain or loss from a sales transaction.

SECURITIES HELD TO MATURITY - Securities held to maturity are those securities which management has the intent and the Company has the ability to hold until maturity. Securities held to maturity are carried at cost and adjusted for amortization of premiums and accretion of discounts, both computed by the straight-line method. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the costs of the Banks' investments in the stock of the Federal Reserve Bank and the Federal Home Loan Bank. The stocks have no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required for state-chartered member banks. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. At December 31, 1998 and 1997, the investment in Federal Reserve Bank stock was $598,300 and $349,500, respectively. At December 31, 1998 and 1997, the investment in Federal Home Loan Bank stock was $2,099,110 and $1,544,200, respectively.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

The Company has invested in the stock of four unrelated financial institutions. The Company owns less than five percent of the outstanding shares of each institution, and the stocks either have no quoted market value or are not readily marketable. At December 31, 1998 and 1997, the investments in the stock of the unrelated financial institutions, at cost, were $2,125,462 and $1,330,025, respectively.

LOANS - Loans are recorded at their unpaid principal balance. Direct loan origination costs and loan origination fees are deferred and amortized over the lives of the loans as an adjustment to yield. Unamortized net deferred loans costs included in loans at December 31, 1998 and 1997 were $290,000 and $265,000, respectively.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Interest income is computed using the simple interest method and is recorded in the period earned. When serious doubt exists as to the collectibility of a loan or a loan is 90 days past due, the accrual of interest income is generally discontinued unless the estimated net realizable value of the collateral is sufficient to assure collection of the principal balance and accrued interest. When interest accruals are discontinued, unpaid accrued interest is reversed and charged against current year income.

ALLOWANCE FOR LOAN LOSSES - Management provides for losses on loans through specific and general charges to operations and credits such charges to the allowance for loan losses. Specific provision for losses is determined for identified loans based upon estimates of the excess of the loan's carrying value over the net realizable value of the underlying collateral. General provision for loan losses is estimated by management based upon factors including industry loss experience for similar lending categories, actual loss experience, delinquency trends as well as prevailing and anticipated economic conditions. While management uses the best information available to make evaluations, future adjustment to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. Delinquent loans are charged against the allowance at the time they are determined to be uncollectible. Recoveries are added to the allowance.

RESIDENTIAL MORTGAGES HELD FOR SALE - The Banks' mortgage activities are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgages and selling mortgages to investors under pre-existing commitments. Funded residential mortgages held temporarily for sale to investors are recorded at cost which approximates the market value (See Note 7). Application and origination fees collected by the Banks are recognized as income upon sale to the investor.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Gain or loss on retirement of premises and equipment is recognized in the statements of operations when incurred. Expenditures for maintenance and repairs are charged to expense; betterments and improvements are capitalized. Depreciation charges are computed principally on the straight-line method over the estimated useful lives as follows: building and improvements - 40 years; furniture, fixtures and equipment - 3 to 15 years.

OTHER REAL ESTATE OWNED - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in-substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

INTANGIBLE ASSETS - Intangible assets consist of goodwill and core deposit premiums resulting from the acquisition of the New Banks and the Carolina First Branch acquisitions in 1998 and 1997. The core deposit premiums are being amortized over fifteen years using the straight-line method, and goodwill is being amortized over five years using the straight-line method.

                COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

STOCK-BASED COMPENSATION - SFAS 123, "Accounting for Stock-Based Compensation", issued in October 1995, allows a company to either adopt the fair value method or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. The intrinsic value method measures compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue using APB Opinion 25 to account for stock options granted and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been used.

INCOME TAXES - The income tax provision is the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

CASH FLOW INFORMATION - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from depository institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

The following summarizes supplemental cash flow information for 1998, 1997, and 1996:

                                                               1998         1997           1996
                                                               ----         ----           ----
                                                                   (Dollars  in  thousands)
Cash paid for interest                                     $    10,888    $      6,775   $      4,007
Cash paid for income taxes                                         281             341            290

Supplemental noncash investing and financing activities:
  Foreclosures on loans                                              -             262              -
  Transfer from retained earnings to common stock and capital
    surplus to record stock dividends                            1,815               -            747
  Change in unrealized gain or loss on securities available
    for sale, net of tax                                           265             432           (143)


OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of loans receivable, securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in each Bank's local community. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Company places its deposits and correspondent accounts with and sells its federal funds to high credit quality institutions. By policy, time deposits are limited to amounts insured by the FDIC. Management believes credit risk associated with correspondent accounts is not significant.

PER-SHARE DATA - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the effects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

Share and per-share data have been restated to reflect the 5% stock dividends issued in September 1998 and May 1996.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

COMMON STOCK OWNED BY THE EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - ESOP purchases and redemptions of the Company's common stock are at estimated fair value. Dividends on ESOP shares are charged to retained earnings. All shares held by the ESOP are treated as outstanding for purposes of computing earnings per share.

RECLASSIFICATIONS - Certain captions and amounts in the 1997 and 1996 consolidated financial statements were reclassified to conform with the 1998 presentation.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS - SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which became effective on a prospective basis beginning January 1, 1997, establishes criteria based on legal control to determine whether a transfer of a financial asset is a sale or a secured borrowing. A sale is recognized when the Company relinquishes control over a financial asset and is compensated for such asset. The difference between the net proceeds received and the carrying amount of the financial asset being sold or securitized is recognized as a gain or loss on sale.

In general, transactions which were recorded as sales under prior accounting standards will continue to receive sales treatment under SFAS 125.

NOTE 2 - ADOPTION OF ACCOUNTING PRINCIPLE:

As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income which is defined as non-owner related transactions in equity. Prior periods have been reclassified to reflect the application of the provisions of SFAS 130. The following tables set forth the amounts of other comprehensive income included in equity along with the related tax effects for the years ended December 31, 1998, 1997, and 1996.

                                                            Pre-tax        (Expense)       Net of tax
FOR THE YEAR ENDED DECEMBER 31, 1998:                        Amount         Benefit          Amount
                                                             ------         -------          ------
                                                                  (Dollars   in  thousands)
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising during the
    period                                                $        622   $        (212)  $        410
  Less: reclassification adjustment for gains realized
    in net income                                                 (220)             75           (145)
                                                           -----------    ------------   ------------
Net unrealized gains (losses) on securities                        402            (137)           265
                                                           -----------    ------------   ------------

Other comprehensive income                                 $       402    $       (137)  $        265
                                                           ===========    ============   ============



                                                            Pre-tax         (Expense)      Net of tax
FOR THE YEAR ENDED DECEMBER 31, 1997:                        Amount          Benefit         Amount
                                                             ------         -------         ------
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising during the
   period                                                $        649    $       (218)   $        431
 Plus: reclassification adjustment for losses realized
    in net income                                                    1               -              1
                                                           -----------    ------------   ------------
Net unrealized gains (losses) on securities                        650            (218)           432
                                                           -----------    ------------   ------------

Other comprehensive income                                 $       650    $       (218)  $        432
                                                           ===========    ============   ============



                                                            Pre-tax        (Expense)      Net of tax
FOR THE YEAR ENDED DECEMBER 31, 1996:                        Amount         Benefit         Amount
                                                             ------         -------         ------
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising during the
    period                                                $       (207)  $         75   $        (132)
  Less: reclassification adjustment for gains realized
    in net income                                                  (17)              6            (11)
                                                           -----------    ------------   ------------
Net unrealized gains (losses) on securities                       (224)             81           (143)
                                                           -----------    ------------   ------------

Other comprehensive income                                 $      (224)   $         81   $       (143)
                                                           ===========    ============   ============

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - BRANCH ACQUISITIONS:

On February 25, 1998, the Belton Bank and the Clemson Bank each entered into Purchase and Assumption Agreements to acquire certain assets and deposits associated with three branch offices of Carolina First Bank. On June 15, 1998, the Clemson Bank acquired a branch located in Abbeville County, South Carolina which had approximately $4,700,000 in deposits and $580,000 in loans, and the Belton Bank acquired two branches in Anderson County, South Carolina which had approximately $39,000,000 in deposits and $1,600,000 in loans.

At the closing, and subject to the terms of the Purchase and Assumption Agreements, the Belton Bank and the Clemson Bank paid Carolina First Bank a premium of 6.50% on the assumed deposits other than certificates of deposit greater than or equal to $100,000. The assets acquired and the liabilities assumed were recorded at fair value. The premium is being amortized over fifteen years on a straight-line basis.

In order to maintain the minimum capital requirements of the Belton Bank, the Company injected $4,775,000 in additional capital. To fund this capitalization, the Company used a combination of dividends from its subsidiaries, loans from the subsidiary banks, loans from a third party (see Note 12), and utilization of liquid assets of the parent. The Clemson Bank's current capital structure was able to support the acquisition with no capital infusion by the Company.

The principal assets acquired and liabilities assumed in the purchase are summarized as follows:

                                                        Amount
                                                        ------
                                                 (Dollars in thousands)
Loans, including accrued interest receivable          $    2,197
Allowance for loan losses from acquisition                   (38)
Premises and equipment                                       636
Intangible core deposit premiums                           2,807
Deposits, including accrued interest payable             (44,015)
Other, net                                                   (10)
                                                       -----------
Cash received for net liabilities assumed            $   (38,423)
                                                       ===========


The Company has not presented proforma financial information because the Carolina First Branches do not constitute a business, and income statement information was either not available or incomplete.

NOTE 4 - DISPOSITION OF BRANCH:

The Greenwood Bank sold the office located in Ninety Six, South Carolina to The Palmetto Bank of Laurens, South Carolina. The transaction was completed in April 1998 and consisted of the sale of deposits only, on which the Greenwood Bank received a 6% premium and the assumption by The Palmetto Bank of a ground lease. The total deposits were approximately $2.2 million and resulted in a corresponding reduction of assets by the Greenwood Bank. The loans, equipment, and building were retained by the Greenwood Bank.

The $130,000 gain from the sale of the branch is included in other income in the statements of operations.

NOTE 5 - RESTRICTIONS ON CASH AND DUE FROM BANKS:

The Banks are required to maintain average reserve balances computed as a percentage of deposits. At December 31, 1998, the required cash reserves were satisfied by vault cash on hand and amounts due from correspondent banks.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVESTMENT SECURITIES:

Securities available for sale at December 31, 1998 and 1997 consist of the following:


                                                                 Gross           Gross       Estimated
                                                   Amortized   Unrealized      Unrealized      Fair
                                                     Cost         Gains          Losses        Value
                                                     ----         -----          ------        -----
DECEMBER 31, 1998                                              (Dollars  in  thousands)


U.S. Treasury securities                           $      597   $       17    $        -   $      614
Securities of other U.S. Government
  agencies and corporations                            64,517          393             5       64,905
Obligations of states and local government             20,006          643            24       20,625
Mortgage-backed securities                             28,993          135            50       29,078
                                                   ----------   ----------    ----------   ----------

       Total securities available for sale         $  114,113   $    1,188    $       79   $  115,222
                                                   ==========   ==========    ==========   ==========

DECEMBER 31, 1997
U.S. Treasury securities                           $   13,467   $      121    $        1   $   13,587
Securities of other U.S. Government
  agencies and corporations                            46,236          290            12       46,514
Obligations of states and local government             12,898          315            11       13,202
Mortgage-backed securities                                273            5             -          278
                                                   ----------   ----------    ----------   ----------
       Total securities available for sale         $   72,874   $      731    $       24   $   73,581
                                                   ==========   ==========    ==========   ==========


Securities held to maturity as of December 31, 1998 and 1997 consist of the following:

                                                                  Gross         Gross       Estimated
                                                   Amortized    Unrealized    Unrealized      Fair
                                                     Cost         Gains         Losses        Value
                                                     ----         -----         ------        -----
DECEMBER 31, 1998                                                 (Dollars in thousands)


Obligations of states and local governments        $      650   $        -    $        -   $      650
                                                   ==========   ==========    ==========   ==========

DECEMBER 31, 1997
Obligations of states and local governments        $      675   $        -    $        -   $      675
                                                   ==========   ==========    ==========   ==========

The following table summarizes the maturities of securities available for sale and held to maturity as of December 31, 1998, based on the contractual maturities. Actual maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.


                                                        Securities                 Securities
                                                     Available for Sale          Held to Maturity
                                                     ------------------          ----------------
                                                  Amortized     Estimated     Amortized    Estimated
                                                    Cost        Fair Value      Cost       Fair Value
                                                    ----        ----------      ----       ----------
                                                             (Dollars   in   thousands)

Due in one year or less                                 5,670        5,685             -            -
Due after one year but within five years               52,095       52,458             -            -
Due after five years but within ten years              12,473       12,755             -            -
Due after ten years                                    14,881       15,246           650          650
Mortgage-backed securities                             28,994       29,078             -            -
                                                  -----------  -----------   -----------  -----------

       Total                                      $   114,113  $   115,222   $       650  $       650
                                                  ===========  ===========   ===========  ===========

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVESTMENT SECURITIES: (CONTINUED)

Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $36,726,000, $3,996,000 and $4,512,000, respectively, resulting in gross realized gains of $220,000, $0 and $18,000 along with gross realized losses of $0, $1,000 and $1,000, respectively. There were no sales of securities held to maturity in 1998, 1997 or 1996.

At December 31, 1998 and 1997, securities having an amortized cost of approximately $26,216,000 and $34,878,000, respectively, and an estimated market value of $26,589,000 and $34,613,000, respectively, were pledged as collateral for short-term borrowings and advances from the Federal Home Loan Bank (see Note
11), to secure public and trust deposits, and for other purposes as required and permitted by law.

NOTE 7 - LOANS RECEIVABLE:

Loans receivable at December 31, 1998 and 1997, are summarized as follows:

                                                                                1998           1997
                                                                                ----           ----
                                                                              (Dollars in thousands)

Commercial and agricultural                                                  $    28,991  $    33,479
Real estate                                                                       95,033       71,950
Home equity                                                                       17,284       14,383
Consumer - installment                                                            27,753       24,318
Consumer - credit card and checking                                                2,031        1,429
Loans to financial institutions                                                        -        2,600
Residential mortgages held for sale and other                                      1,453          968
                                                                             -----------  -----------

       Total loans                                                           $   172,545  $   149,127
                                                                             ===========  ===========

At December 31, 1998, 1997 and 1996, the Banks had sold participations in loans aggregating $11,467,000, $9,528,000, and $2,879,000, respectively, to other financial institutions on a nonrecourse basis. Collections on loan participations and remittances to participating institutions conform to customary banking practices.

The Banks accept residential mortgage loan applications and fund loans of qualified borrowers (see Note 1). Funded loans are sold without recourse to investors at face value under the terms of pre-existing commitments. The Banks do not sell residential mortgages having market or interest rate risk. The Banks do not service residential mortgage loans for the benefit of others.

At December 31, 1998 and 1997, the Banks had pledged approximately $2,868,028 and $3,983,000, respectively, of loans on residential real estate as collateral for advances from the Federal Home Loan Bank (see Note 11).

Loans are defined as impaired when "based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement". All loans are subject to this criteria except for: "smaller-balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value". The Company considers its consumer installment portfolio, credit cards and home equity lines as meeting this criteria. Therefore, the real estate and commercial loan portfolios are primarily subject to possible impairment.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1998 and 1997, management reviewed its problem loan watch list and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements. At December 31, 1998 and 1997, the Company had nonaccrual loans of approximately $1,348,000 and $678,000, respectively, for which impairment had not been recognized.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - LOANS RECEIVABLE: (CONTINUED)

An analysis of the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                                     1998       1997         1996
                                                                     ----       ----         ----
                                                                       (Dollars  in  thousands)
        Balance, beginning of year                              $     1,531  $       837  $       671
        Provision for loan losses                                     1,836          608          187
        Loans charged off                                            (1,063)        (169)         (21)
        Recoveries                                                       57            -            -
        Reserves related to acquisitions                                 38          255            -
                                                                -----------  -----------  -----------
        Balance, end of year                                    $     2,399  $     1,531  $       837
                                                                ===========  ===========  ===========

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments are commitments to extend credit and letters of credit and have elements of risk in excess of the amount recognized in the balance sheet. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

At December 31, 1998 and 1997, the Company had unfunded commitments, including standby letters of credit, of $29,138,000 and $26,528,000, of which $11,027,000 and $9,085,000, respectively, were unsecured. At December 31, 1998, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 8 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 1998 and 1997, consists of the following:

                                                                                1998          1997
                                                                                ----          ----
                                                                              (Dollars in thousands)
Land                                                                         $     1,394  $     1,287
Buildings and leasehold improvements                                               5,559        5,340
Furniture and equipment                                                            4,575        3,657
                                                                             -----------  -----------
       Total                                                                      11,528       10,284
Less, accumulated depreciation                                                     2,621        1,991
                                                                             -----------  -----------

       Net premises and equipment                                            $     8,907  $     8,293
                                                                             ===========  ===========

During 1998 and 1997, the Company capitalized approximately $2,000 and $34,000, respectively, of interest on the construction of a building.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INTANGIBLE ASSETS:

Intangible assets, net of accumulated amortization, at December 31, 1998 and 1997 are summarized as follows:

                                                                                  1998       1997
                                                                                  ----       ----
                                                                              (Dollars in thousands)
Core deposit premium                                                         $     4,973  $     2,429
Goodwill                                                                             584          690
                                                                             -----------  -----------
                                                                             $     5,557  $     3,119
                                                                             ===========  ===========

NOTE 10 - DEPOSITS:

The following is a summary of deposit accounts as of December 31, 1998 and 1997:

                                                                                  1998       1997
                                                                                  ----       ----
                                                                               (Dollars in thousands)
Non-interest bearing demand deposits                                         $    23,491  $    19,460
Interest bearing demand deposits                                                  45,854       30,562
Money market accounts                                                             30,161       20,812
Savings accounts                                                                  25,202       15,127
Certificates of deposit and other time deposits                                  135,412      100,900
                                                                             -----------  -----------
       Total deposits                                                        $   260,120  $   186,861
                                                                             ===========  ===========

At December 31, 1998 and 1997, certificates of deposit of $100,000 or more totaled approximately $30,921,000 and $27,073,000, respectively. Interest expense on these deposits was approximately $1,636,000, $1,093,000 and $665,000 in 1998, 1997 and 1996, respectively.

As of December 31, 1997, brokered deposits totaled approximately $292,000. There were no brokered deposits at December 31, 1998.

Scheduled maturities of certificates of deposit and other time deposits as of December 31, 1998 were as follows:

  Maturing in                              Amount
  -----------                              ------
                                   (Dollars in thousands)
    1999                                  $   122,964
    2000                                        7,126
    2001                                        4,588
    2002                                          288
    2003                                          446
                                          -----------
        Total                             $   135,412
                                          ===========

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - ADVANCES FROM THE FEDERAL HOME LOAN BANK:

Advances from the Federal Home Loan Bank consist of the following at December 31, 1998:

Description                                    Interest Rate    Balance
-----------                                    -------------    -------
                                                (Dollars in thousands)
Adjustable rate advances maturing:
  March 23, 2000                                     5.29%  $       800
Fixed rate advances maturing:
  January 22, 1999                                   5.66%        1,400
  September 25, 2000                                 6.38%          600
  January 30, 2001                                   5.85%        1,000
Convertible advances maturing:
  March 26, 2008                                     5.51%        1,500
  September 22, 2003                                 4.70%        3,000
  September 24, 2002                                 5.66%        1,000
Principal Reducing Credit maturing:
  February 3, 2003                                   5.97%          134
                                                            -----------
       Total                                                $     9,434
                                                            ===========

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

                                                   (Dollars in thousands)
  1999                                                    $     1,400
  2000                                                          1,400
  2001                                                          1,000
  2002                                                          1,000
  2003                                                          3,134
  After five years                                              1,500
                                                          -----------
       Total                                              $     9,434
                                                          ===========

As collateral, the Company has pledged first mortgage loans on one to four family residential loans aggregating $2,868,028 (see Note 7) and debt securities aggregating $9,576,000 (see Note 6) at December 31, 1998. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 12 - LONG-TERM DEBT:

During 1998, the Company borrowed funds from an unrelated financial institution to use for capital infusions into the Belton Bank in order to maintain minimum capital requirements due to an increase in the asset base resulting from the purchase of two branch offices of Carolina First Bank. The Company can borrow up to $5,000,000 under the terms of the agreement. The promissory note is collateralized by the stock of the subsidiary banks and bears interest at a simple interest rate per annum equal to the one month London Interbank Offered Rate plus 200 basis points. Interest is payable on a quarterly basis, commencing December 31, 1998. Principal payments are due in ten equal installments, beginning on the third anniversary of the note, with the final balance due on December 21, 2010.

Scheduled principal reductions of the long-term debt are as follows:

                                                          Amount
                                                          ------
                                                   (Dollars in thousands)
                 2001                                  $       293
                 2002                                          293
                 2003                                          293
                 After five years                            2,046
                                                       -----------
                                                       $     2,925
                                                       ===========

The loan agreement contains certain covenants relating to equity and capital ratios of the subsidiary banks. The Company was in substantial compliance with all covenants at December 31, 1998.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SHAREHOLDERS' EQUITY:

The Company declared 5% stock dividends for shareholders of record on September 30, 1998 and May 1, 1996. Amounts equal to the estimated fair market value of the additional shares issued have been charged to retained earnings and credited to common stock and capital surplus. Dividends representing fractional shares were paid in cash.

The Company also sold 18,425 and 14,519 shares of its common stock to its employee stock ownership plan throughout 1998 and 1997, respectively, based on the quoted market price at the time of sale.

On February 14, 1997, the Company sold, through an underwritten public offering, 1,465,000 shares of its common stock at a public offering price of $11.00 per share. On March 18, 1997, an additional 200,000 common shares were sold, also at a public offering price of $11.00 per share, pursuant to an underwriters over-allotment provision. The Company temporarily invested the $16,946,000 net proceeds from the offering in debt securities issued by the U.S. Treasury and U.S. Government agencies and corporations and subsequently used $7,200,000 to acquire and capitalize the Barnwell Bank, $3,500,000 to acquire and capitalize the Belton Bank, and $3,300,000 to acquire and capitalize the Newberry Bank. The Company has also used the net proceeds for general corporate purposes and additional capital for the Banks, as needed.

At December 31, 1998 and 1997, the Company had authorized 2,000,000 shares of a special class of stock, par value $1.00 per share, the rights and preferences of which were to be designated as the Board of Directors should determine. At December 31, 1998 and 1997, no shares of the undesignated stock had been issued or were outstanding.

NOTE 14 - LEASES:

Land used as the site for the Ninety Six branch of the Greenwood Bank was leased from a director during 1996, 1997 and for several months in 1998 before the branch was sold. The Company's obligation under this lease was transferred to the purchasing bank at the time of the sale.

The Company also leases part of a building and land as a branch banking location from a director. The operating lease has an initial ten-year term which expires July 31, 2006 and is renewable, at the Company's option, for four five-year terms at an increased monthly rental. The lease requires monthly payments of $3,500 with an increase to $3,850 per month during the last five years of the initial lease term.

Rent expense under these operating lease agreements was $35,000, $50,000, and $24,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Future obligations over the primary terms of the remaining long-term lease as of December 31, 1998 are as follows:

                              Amount
                              ------
                       (Dollars in thousands)
 1999                       $        42
 2000                                42
 2001                                44
 2002                                46
 2003                                46
 After five years                   119
                            -----------

 Total                      $       339
                            ===========

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - LEASES: (CONTINUED)

The Company entered into a lease agreement on May 26, 1998 for certain data processing equipment. The rental term is for sixty-four months with no payments due until January 1, 1999. The lease provides for the lessee to pay certain maintenance costs.

Assets recorded under capital leases and included in premises and equipment are as follows at December 31, 1998:

                                         Amount
                                         ------
                                 (Dollars in thousands)
 Equipment                             $       555
 Less, accumulated amortization                 35
                                       -----------

 Net assets under capital leases       $       520
                                       ===========

The present value of future minimum capital lease payments is as follows at December 31, 1998:

                                             Amount
                                             ------
                                      (Dollars in thousands)
1999                                       $       150
2000                                               150
2001                                               150
2002                                               150
2003                                               150
                                           -----------
   Total payments                                  750
                                           -----------
Less, amount representing interest                 100
Less, amount representing maintenance              144
                                           -----------
   Total obligation                        $       506
                                           ===========

NOTE 15 - CAPITAL REQUIREMENTS AND REGULATORY MATTERS:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company and the Banks consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

The Company and the Banks are also required to maintain capital at a minimum level based on average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of the most recent regulatory examination, the Banks were deemed well-capitalized under the regulatory framework for prompt corrective action. To be categorized well capitalized, the Banks must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Banks' categories.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND REGULATORY MATTERS: (CONTINUED)

The following table summarizes the capital ratios and the regulatory minimum requirements of the Banks at December 31, 1998 and 1997.

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                                 For Capital       Prompt Corrective
                                                              Actual          Adequacy Purposes    Action Provisions
                                                              ------          -----------------    -----------------
(Dollars in thousands)                                  Amount     Ratio      Amount     Ratio     Amount     Ratio
                                                       --------    ------     --------   ------    --------   ------
DECEMBER 31, 1998 THE COMPANY
    Total capital (to risk weighted assets)         $   29,541     15.00%    $  15,757    8.00%     $   N/A        - %
    Tier 1 capital (to risk weighted assets)            27,142     13.78         7,879    4.00          N/A        -
    Tier 1 capital (to average assets)                  27,142      8.89        12,208    4.00          N/A        -

THE GREENWOOD BANK
    Total capital (to risk weighted assets)             10,481     11.84         7,081    8.00        8,852    10.00
    Tier 1 capital (to risk weighted assets)             9,529     10.77         3,541    4.00        5,311     6.00
    Tier 1 capital (to average assets)                   9,529      8.47         4,498    4.00        5,623     5.00

THE CLEMSON BANK
    Total capital (to risk weighted assets)              4,427     16.71         2,119    8.00        2,648    10.00
    Tier 1 capital (to risk weighted assets)             4,122     15.56         1,059    4.00        1,589     6.00
    Tier 1 capital (to average assets)                   4,122     10.74         1,535    4.00        1,919     5.00

THE BARNWELL BANK
    Total capital (to risk weighted assets)              6,338     14.14         3,587    8.00        4,483    10.00
    Tier 1 capital (to risk weighted assets)             5,746     12.82         1,793    4.00        2,690     6.00
    Tier 1 capital (to average assets)                   5,746      7.87         2,921    4.00        3,652     5.00

THE BELTON BANK
    Total capital (to risk weighted assets)              5,988     22.29         2,061    8.00        2,576    10.00
    Tier 1 capital (to risk weighted assets)             5,743     23.25         1,030    4.00        1,546     6.00
    Tier 1 capital (to average assets)                   5,743      9.12         2,519    4.00        3,149     5.00

THE NEWBERRY BANK
    Total capital (to risk weighted assets)              3,019     24.08         1,003    8.00        1,254    10.00
    Tier 1 capital (to risk weighted assets)             2,887     23.03           502    4.00          752     6.00
    Tier 1 capital (to average assets)                   2,887     11.25         1,026    4.00        1,283     5.00


                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CAPITAL REQUIREMENTS AND REGULATORY MATTERS: (CONTINUED)

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                          For Capital       Prompt Corrective
                                                        Actual          Adequacy Purposes   Action Provisions
                                                        ------          -----------------   -----------------
(Dollars in thousands)                             Amount     Ratio     Amount     Ratio     Amount     Ratio
                                                  --------   ------    --------   ------    --------   ------
DECEMBER 31, 1997
THE COMPANY
    Total capital (to risk weighted assets)     $   29,872    18.61%  $  12,843    8.00%   $   N/A     -   %
    Tier 1 capital (to risk weighted assets)        28,341    17.65       6,422    4.00        N/A     -
    Tier 1 capital (to average assets)              28,341    12.08       9,387    4.00        N/A     -
THE GREENWOOD BANK
    Total capital (to risk weighted assets)          9,389    11.71       6,417    8.00      8,021    10.00
    Tier 1 capital (to risk weighted assets)         8,631    10.76       3,208    4.00      4,813     6.00
    Tier 1 capital (to average assets)               8,631     8.16       4,230    4.00      5,288     5.00
THE CLEMSON BANK
    Total capital (to risk weighted assets)          3,684    19.72       1,495    8.00      1,868    10.00
    Tier 1 capital (to risk weighted assets)         3,463    18.53         747    4.00      1,121     6.00
    Tier 1 capital (to average assets)               3,463    12.22       1,133    4.00      1,417     5.00
THE BARNWELL BANK
    Total capital (to risk weighted assets)          6,349    13.85       3,666    8.00      4,583    10.00
    Tier 1 capital (to risk weighted assets)         5,971    13.03       1,833    4.00      2,750     6.00
    Tier 1 capital (to average assets)               5,971     8.19       2,917    4.00      3,646     5.00
THE BELTON BANK
    Total capital (to risk weighted assets)          3,318    35.97         738    8.00        922    10.00
    Tier 1 capital (to risk weighted assets)         3,207    34.77         369    4.00        553     6.00
    Tier 1 capital (to average assets)               3,207    22.00         583    4.00        729     5.00
THE NEWBERRY BANK
    Total capital (to risk weighted assets)          2,982    38.68         618    8.00        773    10.00
    Tier 1 capital (to risk weighted assets)         2,918    37.76         309    4.00        464     6.00
    Tier 1 capital (to average assets)               2,918    18.90         618    4.00        772     5.00

NOTE 16 - STOCK COMPENSATION PLANS:

On May 27, 1998, the Company terminated its Employee Incentive Stock Option Plan (the "1988 Plan") and its Incentive and Nonstatutory Stock Option Plan (the "Stock Plan"). These Plans were replaced by the 1997 Stock Incentive Plan effective January 1, 1998. Outstanding options issued under the former Plans will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 1998, there were 509,734 options outstanding that had been issued under the terminated Plans.

The 1997 Stock Incentive Plan provides for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as nonstatutory stock options, stock appreciation rights, or restricted stock of up to 600,000 shares (as amended January 27, 1999), adjusted for stock dividends of the Company's common stock, to officers, employees, and directors of and consultants for the Company. The Board voted to amend the number of shares available for grant from 2,000,000 to 600,000 in January 1999. Awards may be granted for a term of up to ten years from the effective date of grant. Under this Plan the Company's Board of Directors has sole discretion as to the exercise date of any awards granted. The per-share exercise price of incentive stock options may not be less than the fair market value of a share of common stock on the date the option is granted. The per-share exercise price of nonqualified stock options may not be less than 50% of the fair market value of a share on the effective date of grant. Any options that expire unexercised or are canceled become available for issuance. No awards may be made after January 27, 2008.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - STOCK COMPENSATION PLANS: (CONTINUED)

On June 24, 1998, the Company granted 139,230 options pursuant to the terms of the Company's 1997 Stock Incentive Plan. The options are exercisable one year from the date of grant at a price of $15.83 per share and expire June 24, 2003. As of December 31, 1998, there were 464,918 options available for issuance under this Plan.

As discussed in Note 1, the Company will continue to apply APB Opinion 25 and related Interpretations in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for any options issued by the Company. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                       1998       1997         1996
                                       ----       ----         ----
                               (Dollars in thousands, except for per share data)
Net Income:
    As reported                   $    764       $    766    $    706
    Pro forma                          267            187         418

Basic earnings per share:
    As reported                   $   0.25       $   0.27    $   0.55
    Pro forma                         0.09           0.07        0.33

Diluted earnings per share:
    As reported                   $   0.24       $   0.26    $   0.52
    Pro forma                         0.08           0.07        0.30

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 0 percent for all years; expected volatility of 24, 22, and 28 percent; risk-free interest rates of 5.52, 6.55 and
6.71 percent; and expected lives of 5.0, 5.0 and 5.6 years.

The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1998, 1997 and 1996 is $5.41, $4.05, and $4.44, respectively.

A summary of the status of the Company's stock option plans as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below: (all amounts have been restated to reflect stock dividends paid in 1998 and 1996)


                                      1998                             1997                          1996
                         ---------------------------------------------------------------------------------------
                                    Weighted-Average             Weighted-Average               Weighted-Average
                         Shares      Exercise Price    Shares    Exercise Price     Shares       Exercise Price
                         ------      --------------    ------     --------------    ------       --------------


Outstanding at
beginning of year        546,528    $      9.67        478,535     $      9.26      347,215      $     8.33
Granted                  139,230          15.83         77,963           11.90      146,895           11.37
Exercised                (23,010)          9.42         (7,009)           6.76       (9,170)           7.51
Canceled                 (17,932)         12.60         (2,961)          10.19       (6,405)          10.18
                         -------                      --------                      --------
Outstanding at end
of year                  644,816          10.92        546,528            9.67      478,535            9.26
                         =======                       =======                      =======

Options exercisable at December 31, 1998, 1997 and 1996 were 509,734, 469,614 and 334,318, respectively.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - STOCK COMPENSATION PLANS: (CONTINUED)

The following table summarizes information about the stock options outstanding under the Company's plan at December 31, 1998:

                                                                                        Weighted Average
                                                                                        ----------------
Range of Exercise Prices                                       Options             Remaining        Exercise
                                                             Outstanding              Life           Price
                                                             -----------              ----           -----
EXERCISABLE:
 $ 8.23                                                         284,639               4.9 years      $ 8.23
  10.15 to 10.48                                                 73,055               6.8             10.41
  11.79 to 11.90                                                152,040               2.9             11.84
                                                            -----------
            Total exercisable                                   509,734               4.6              9.62

NOT EXERCISABLE:
  15.83                                                         135,082               4.5             15.83
                                                            -----------
            Total outstanding                                   644,816               4.6             10.92
                                                            ===========

NOTE 17 - RELATED PARTY TRANSACTIONS:

Certain parties (primarily directors, executive officers, principal shareholders and their associates) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and generally do not involve more than normal risk of collectibility. Total loans and commitments outstanding to related parties at December 31, 1998 and 1997, were $15,676,000 and $12,848,000, respectively. During 1998, $11,803,000 of new loans were made to related parties and repayments totaled $8,975,000.

During 1998, 1997, and 1996, the Company paid $35,000, $50,000, and $24,000, respectively, to two directors under operating leases. (see Note 14).

In 1998, the Company sold real estate to a director that was purchased from this same director in 1997 for a future branch location. The sales price was the same as the original purchase price.

The Company purchases various types of insurance from agencies that belong to several directors. Amounts paid for insurance premiums were $119,000 and $39,000 in 1998 and 1997, respectively.

During 1998, the Company purchased real estate for a future branch location from a partnership in which a director owned a one-third interest. The amount paid for the property was $300,000.

NOTE 18 - COMMITMENTS AND CONTINGENCIES:

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

NOTE 19 - RESTRICTION ON SUBSIDIARY DIVIDENDS:

The ability of the Company to pay cash dividends to shareholders is dependent upon receiving cash in the form of dividends from its subsidiaries. However, certain restrictions exist regarding the ability of the Banks to transfer funds in the form of cash dividends, loans or advances to the Company. The prior approval of the Commissioner of Banking is required, and dividends are payable only from the retained earnings of the Banks. Generally, the Commissioner of Banking does not allow dividends to be paid by new banks until earnings have been sufficient to recoup start up losses or if retained earnings have a deficit balance. Accordingly, the New Banks can not pay dividends in the near future.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - EARNINGS PER SHARE:

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. Unallocated common shares held by the Employee Stock Ownership Plan are excluded from the weighted average number of common shares outstanding.

                                                                    For the Year Ended December 31,
                                                                    -------------------------------
                                                                      1998        1997         1996
                                                                      ----        ----         ----
NET INCOME PER SHARE - BASIC COMPUTATION:                              (Dollars   in   thousands,
                                                                          except share data)

Net income available to common shareholders                         $     764    $    766    $    706
                                                                    =========    ========    ========

Average common shares outstanding - basic                           3,078,083    2,807,902   1,278,933
                                                                    =========    =========   =========

Net income per share - basic                                        $    0.25    $    0.27   $    0.55
                                                                    ============ =========== ===========

NET INCOME PER SHARE - DILUTED COMPUTATION:

Net income available to common shareholders                         $     764    $    766    $    706
                                                                    =========    ========    ========

Average common shares outstanding - basic                           3,078,083    2,807,902   1,278,933

Incremental shares from assumed conversions:
  Stock options                                                       172,121     110,560      80,136
  Unallocated ESOP shares                                                   -           -           -
                                                                    ---------    --------    --------

Average common shares outstanding - diluted                         3,250,204    2,918,462   1,359,069
                                                                    ---------    ---------   ---------

Net income per share - diluted                                      $    0.24    $    0.26   $    0.52
                                                                    ============ =========== ===========

The above computation of diluted earnings per share does not include the following options that were outstanding at year-end since their exercise price was greater than the average market price of the common shares:

                                                                               December 31
                                                                               -----------
                                                                       1998           1997       1996
                                                                       ----           ----       ----

Number of options                                                     135,081           -       96,968

Weighted average of these options outstanding during the year          71,456           -       60,604

Weighted average exercise price                                        $15.84           -     $  11.79


                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - INCOME TAXES:

Income tax expense for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                                         1998        1997        1996
                                                                    ------------ ----------- -----------
Currently payable:                                                        (Dollars in thousands)
  Federal                                                           $     271    $    279    $    305
  State                                                                    87          34          51
                                                                    ---------    --------    --------
                                                                          358         313         356
                                                                    ---------    --------    --------
Change in deferred income taxes:
  Federal                                                                (107)        123        (104)
  State                                                                   (80)          2         (33)
                                                                    ---------    --------    --------
                                                                         (187)        125        (137)
                                                                    ---------    --------    --------
      Income tax expense                                            $     171    $    438    $    219
                                                                    =========    ========    ========

Income tax expense is allocated as follows:
  To continuing operations                                          $      34    $    220    $    300
  To shareholders' equity                                                 137         218         (81)
                                                                    ---------    --------    ---------
                                                                    $     171    $    438    $    219
                                                                    =========    ========    ========

The Company's deferred tax accounts as of December 31, 1998 and 1997 are as follows:

                                                                                   1998        1997
                                                                                   ----        ----
                                                                                (Dollars in thousands)
Deferred tax assets                                                              $    950    $    528
Deferred tax liabilities                                                         $    643    $    408
Valuation allowance                                                              $      0    $      0

The principal sources of temporary differences in 1998, 1997 and 1996, and the related deferred tax effects are as follows:


                                                                         1998      1997       1996
                                                                         ----      ----       ----
                                                                          (Dollars in thousands)
Provision for bad debts                                             $    (344)   $   (154)   $    (45)
Tax depreciation in excess of book depreciation                            88           9           6
Net operating losses                                                      (47)        (12)        (21)
Deferred loan costs                                                        10          61          13
Other, net                                                                (31)          3          (9)
                                                                     ---------    --------    --------
    Temporary differences attributable to continuing operations          (324)        (93)        (56)
Change in valuation allowance                                               -           -           -
                                                                    ---------    --------    --------
Deferred tax expense (benefit) attributable to continuing
 operations                                                              (324)        (93)        (56)
Deferred tax expense (benefit) attributable to shareholders' equity       137         218         (81)
                                                                     ---------    -------    --------

    Change in deferred income taxes                                 $    (187)   $    125    $   (137)
                                                                    =========    ========    ========

A reconciliation of the income tax provision and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                                                         1998        1997        1996
                                                                    ------------ ----------  ----------
                                                                         (Dollars in thousands)
Income tax at the statutory rate                                    $     271    $    335    $    342
State income tax, net of federal benefit                                    7          11          10
Tax exempt interest income                                               (264)       (158)        (84)
Disallowed interest expense                                                46          30          17
Officers' life insurance                                                    7          (8)         12
Other, net                                                                (33)         10           3
                                                                    ---------    --------    --------

    Income tax provision                                            $      34    $    220    $    300
                                                                    =========    ========    ========

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - OTHER OPERATING EXPENSES:

Other operating expenses for the years ended December 31, 1998, 1997 and 1996 are summarized below:

                                                                         1998        1997        1996
                                                                    -----------  ----------  ----------
                                                                          (Dollars in thousands)
Banking and ATM supplies                                            $     528    $    451    $    228
Directors' fees                                                           182         124         114
Mortgage loan department expenses                                         191          94          80
Data processing and supplies                                              135         151         176
Postage and freight                                                       278         200         117
Professional fees                                                         360         205         132
Credit card expenses                                                      139         120          94
Telephone expenses                                                        364         214          74
Other                                                                   1,088         864         560
                                                                    ---------    --------    --------

       Total                                                        $   3,265    $  2,423    $  1,575
                                                                    =========    ========    ========

NOTE 23 - RETIREMENT AND BENEFIT PLANS:

The Company sponsors a voluntary nonleveraged employee stock ownership plan
(ESOP) as part of a 401(k) savings plan covering substantially all full-time employees. The Company matches 75 cents per dollar, up to a maximum of 6% of employee compensation. Company contributions to the savings plan were $141,000, $103,000 and $33,000 in 1998, 1997 and 1996, respectively. The Company's policy is to fund amounts accrued. At December 31, 1998, the savings plan owned 58,556 shares of the Company's common stock purchased at an average cost of $11.51 per share adjusted for the effects of stock dividends. The estimated value of shares held at December 31, 1998 was $537,111.

The Company has a Directors' Incentive Compensation Plan and an Officers' Incentive Compensation Plan which provide that portions of directors' fees and certain officers' cash awards, respectively, will be determined based upon various performance measures of the Greenwood Bank and the Clemson Bank. For the years ended December 31, 1998, 1997 and 1996, awards under the directors' plan were $62,000, $52,000 and $56,000, respectively, and awards under the officers' plan were $125,000, $126,000 and $123,000, respectively.

The Company has an Executive Supplemental Compensation Plan which provides certain officers with salary continuation benefits upon retirement. The plan also provides for benefits in the event of early retirement, death or substantial change of control of the Company. For the years ended December 31, 1998, 1997 and 1996, salary continuation expense included in salaries and employee benefits was $35,000, $30,000 and $24,000, respectively. In connection with the Executive Supplemental Compensation Plan, life insurance contracts were purchased on the officers. Insurance premiums of $82,210 were paid in the year ended December 31, 1998. Insurance premiums of $192,000 were paid in each of the years ended December 31, 1997 and 1996. The cash surrender value of the insurance contracts is included in other assets.

During 1998, certain officers opted out of the Executive Supplemental Compensation Plan. Under a new agreement, split-dollar life insurance policies were obtained on the lives of these officers. The officers are entitled to all of the benefits of these policies, with the exception of the premiums paid by the Company. There was no expense associated with this plan in 1998. Insurance premiums of $318,000 were paid in the year ended December 31, 1998.

NOTE 24 - UNUSED LINES OF CREDIT:

As of December 31, 1998, the Banks had unused lines of credit to purchase federal funds from unrelated banks totaling $19,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of a financial instrument is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

CASH AND DUE FROM BANKS - The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

INVESTMENT SECURITIES - The fair values of securities held to maturity are based on quoted market prices or dealer quotes. For securities available for sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Cost is a reasonable estimate of fair value for nonmarketable equity securities because no quoted market prices are available and the securities are not readily marketable. The carrying amount is adjusted for any permanent declines in value.

LOANS - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

ADVANCES FROM THE FEDERAL HOME LOAN BANK - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the FHLB.

LONG-TERM DEBT - The fair value of the Company's variable rate long-term debt is estimated at the carrying amount because the interest rate reprices with changes in the leader's prime rate, and management is not aware of any significant changes in the credit risk.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 - FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 are as follows:

                                                     December 31, 1998           December 31, 1997
                                                     -----------------           -----------------
                                                   Carrying     Estimated     Carrying     Estimated
                                                    Amount      Fair Value    Amount       Fair Value
                                                    ------      ----------    ------       ----------
                                                                (Dollars in thousands)
Financial Assets:
   Cash and due from banks                         $    9,047   $    9,047    $    7,762   $    7.762
   Federal funds sold                                   1,280        1,280           350          350
   Securities available for sale                      115,222      115,222        73,581       73,581
   Securities held to maturity                            650          650           675          675
   Nonmarketable equity securities                      4,823        4,823         3,224        3,224
   Loans                                              172,545      173,070       149,127      148,913
   Allowance for loan losses                           (2,399)      (2,399)       (1,531)      (1,531)

FINANCIAL LIABILITIES:
   Demand deposit, interest-bearing transaction,
     and savings accounts                          $  124,708   $  124,708    $   85,961   $   85,961
   Certificates of deposit and other time deposits    135,412       136,271      100,900      101,123
   Federal funds purchased and securities
     sold under agreements to repurchase               11,802       11,802        11,943       11,943
   Advances from Federal Home Loan Bank                 9,434        9,454        16,350       16,353
   Long-term debt                                       2,925        2,925             -            -

                                                   Notional     Estimated     Notional      Estimated
                                                   Amount       Fair Value    Amount        Fair Value
                                                   ------       ----------    ------        ----------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
   Commitments to extend credit                    $   28,498   $   28,498    $   25,831   $   25,831
   Standby letters of credit                              640          640           697          697

NOTE 26 - THE YEAR 2000

The Company has conducted a comprehensive review of its computer hardware and software systems to identify those systems that could be affected by the Year 2000 issue. The Year 2000 problem is the result of computer programs being written using two digits rather that four to represent the applicable year. Any of the Company's software systems that have date-sensitive routines or hardware that has imbedded chips with date-sensitive algorithms may recognize a date of "00" as the year 1900 rather than 2000. This could result in a major system failure or errors and miscalculations in processing information. The Company presently believes that, with modifications to existing hardware and software and replacing non-compliant systems with Year 2000 compliant systems, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, management cannot guarantee with any certainty the effect that the Year 2000 will ultimately have on the Company or its operations.

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27 - COMMUNITY CAPITAL CORPORATION (PARENT COMPANY ONLY):

Condensed financial statements for Community Capital Corporation (Parent Company
Only) for the years ended December 31, 1998 and 1997 follow:


                                 BALANCE SHEETS

                                                                                    December 31,
                                                                                    ------------
                                                                                  1998         1997
                                                                                  ----         ----
ASSETS                                                                         (Dollars in thousands)
  Cash and cash equivalents                                                   $       75   $      460
  Investment in subsidiaries                                                      35,174       28,739
  Securities available for sale                                                        -          505
  Nonmarketable equity securities                                                  1,152        1,152
  Premises and equipment, net                                                      2,568        1,604
  Other assets                                                                       557          465
                                                                              ----------   ----------

       Total assets                                                           $   39,526   $   32,925
                                                                              ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable to subsidiaries                                               $    2,522   $      811
  Long-term debt                                                                   2,925            -
  Other liabilities                                                                  649          186
                                                                              ----------   ----------
       Total liabilities                                                           6,096          997
                                                                              ----------   ----------

  Common stock                                                                     3,092        2,905
  Capital surplus                                                                 29,598       27,492
  Unrealized gain on securities available for sale, net                              732          467
  Retained earnings                                                                    8        1,064
                                                                              ----------   ----------
       Total shareholders' equity                                                 33,430       31,928
                                                                              ----------   ----------

       Total liabilities and shareholders' equity                             $   39,526   $   32,925
                                                                              ==========   ==========

                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27 - COMMUNITY CAPITAL CORPORATION (PARENT COMPANY ONLY): (CONTINUED)

                            STATEMENTS OF OPERATIONS

                                                                       Year ended December 31,
                                                                       -----------------------
                                                                   1998        1997            1996
                                                                   ----        ----            ----
                                                                       (Dollars in thousands)
Income:
  Interest income on securities available for sale          $        15    $        75    $         5
  Dividend income from equity securities                             30             26             19
  Data processing and other fees from subsidiaries                2,434          1,949            953
  Other income                                                       68            145            143
                                                            -----------    -----------    -----------
       Total income                                               2,547          2,195          1,120
                                                            -----------    -----------    -----------

Expenses:
  Salaries                                                        1,158            805            668
  Net occupancy expense                                              53             95            117
  Furniture and equipment expense                                   484            407            196
  Interest expense                                                  274             87             47
  Other operating expenses                                        1,170            814            473
                                                            -----------    -----------    -----------
       Total expenses                                             3,139          2,208          1,501
                                                            -----------    -----------    -----------

Loss before income taxes and equity in
  undistributed earnings of subsidiaries                           (592)           (13)          (381)

Income tax benefit                                                  216              5            125
                                                            -----------    -----------    -----------

Loss before equity in undistributed earnings of subsidiaries       (376)            (8)          (256)

Equity in undistributed earnings of subsidiaries                  1,140            774            962
                                                            -----------    -----------    -----------

Net income                                                  $       764    $       766     $      706
                                                            ============   ===========    ============


                 COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27 - COMMUNITY CAPITAL CORPORATION (PARENT COMPANY ONLY): (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                                        Year ended December 31,
                                                                        -----------------------
                                                                   1998          1997          1996
                                                                   ----          ----          ----
Operating activities:                                                    (Dollars in thousands)
  Net income                                                $       764    $       766    $       706
  Adjustments to reconcile net income to
    net cash provided (used) by operating activities:
      Equity in undistributed earnings of subsidiaries           (1,140)          (774)          (962)
      Depreciation and amortization                                 431            267            256
      Deferred taxes                                                (42)             4             31
      Net accretion on securities                                     -            (47)             -
      Increase in other liabilities                                 421            138             48
      (Increase) decrease in other assets                          (232)           182           (676)
                                                            -----------    -----------    -----------
               Net cash provided (used) by
                  operating activities                              202            536           (597)
                                                            -----------    -----------    -----------
Investing activities:
  Purchases of premises and equipment, net                       (1,378)          (571)          (603)
  Proceeds from disposal of premises and equipment                   70              -              -
  Purchases of securities available for sale                          -         (7,252)             -
  Proceeds from sales of securities available for sale              499              -          1,000
  Proceeds from maturities of securities available for sale           -          6,800              -
  Net investment in subsidiaries                                 (4,887)       (16,250)             -
  Purchase of equity securities                                       -            (25)          (824)
                                                            -----------    ------------   ------------
              Net cash used by investing activities              (5,696)       (17,298)          (427)
                                                            -----------    ------------   ------------

Financing activities:
  Proceeds from the exercise of stock options                       217             48             69
  Proceeds from sales of stock to retirement plan                   261            180              -
  Cash paid in lieu of fractional shares                             (5)             -             (8)
  Proceeds from issuance of common stock                              -         16,946              -
  Proceeds of borrowings from subsidiaries                        2,656              -            870
  Repayments on borrowings from subsidiaries                       (945)           (56)            (3)
  Proceeds from advances of long-term debt                        3,425              -              -
  Repayments of advances of long-term debt                         (500)             -              -
                                                            -----------    -----------    -----------
              Net cash provided by financing activities           5,109         17,118            928
                                                            -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents               (385)           356            (96)
Cash and cash equivalents, beginning of year                        460            104            200
                                                            -----------    -----------    -----------
Cash and cash equivalents, end of year                      $        75    $       460    $       104
                                                            ===========    ===========    ===========

Supplemental schedule of non-cash investing and financing activities: In 1998 and 1996, the Company declared 5% stock dividends and transferred $1,815,000 and $747,000, respectively, from retained earnings to common stock and capital surplus in the amounts of $147,000 and $57,000, respectively, and $1,668,000 and $690,000, respectively.

NOTE 28 - RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board released Statement of Financial Account Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company and its subsidiary banks generally do not purchase derivative instruments or enter into hedging activities.

This statement is effective for fiscal years beginning after June 15, 1999.